Exhibit 10.2
ENPHASE ENERGY, INC.

February 5, 2022

Eric Branderiz
VIA EMAIL

Dear Eric:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Enphase Energy, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.Separation. Your last day of work with the Company and your employment termination date will be February 14, 2022 (the “Separation Date”). Between now and the Separation Date, you must continue to abide by your continued contractual and statutory obligations to the Company and the Company’s policies. Although you will no longer be an employee of the Company after the Separation Date, you will remain available in an advisory capacity to the Company to assist with the transition of your successor through June 30, 2022.

2.Final Pay. On or shortly after the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. You acknowledge and agree that, consistent with our non-accrual of paid time off, as of the Separation Date you will not have any accrued but unused vacation or paid time off for which you are entitled to payment.

3.Severance Payment. If you timely sign and return this fully signed Agreement to the Company, allow it to become effective, and comply with your obligations under it (collectively, the “Severance Preconditions”), then the Company will pay you, as severance, the equivalent of twelve (12) months of your base salary in effect as of the Separation Date (in the total amount of $400,000.00) plus a full year bonus (in the total amount of $300,000.00) subject to standard payroll deductions and withholdings (collectively the “Severance Payment”). This Severance Payment amount will be paid in a lump sum on the first Company payroll date that occurs more than five (5) days after the Effective Date (as defined below). You hereby acknowledge and agree that this Severance Payment is in lieu of any payment that you may be entitled to under that certain Enphase Energy, Inc. Severance and Change in Control Benefit Plan, dated March 6, 2013.

4.Health Insurance. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit, subject to satisfaction of the Severance Preconditions, and provided that you timely elect continued coverage under COBRA, then the Company will pay directly the COBRA premiums required to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earliest to occur of: (a) twelve (12) months after the Separation Date; (b) the date you become eligible for group health insurance coverage through a new employer (including self-employment); or (c) the date you cease to be eligible for COBRA coverage for any reason (the “COBRA Premiums”). You must promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA

Premiums without a substantial risk of violating applicable law, then the Company instead shall pay you a fully taxable cash payment equal to the remaining COBRA Premiums due under this Section, subject to applicable tax withholdings, which you may, but are not obligated to, use toward the cost of COBRA premiums.

5.Equity Awards. You were granted certain equity awards from the Company in connection with your employment (the “Equity Awards”). Under the applicable Equity Awards agreements and plan documents, vesting of such Equity Awards will cease as of the Separation Date. As an additional severance benefit, subject to satisfaction of the Severance Preconditions, the vesting of all outstanding unvested Equity Awards as set forth in Exhibit A attached hereto will be accelerated. Except as expressly set forth in this paragraph, your Equity Awards will continue to be governed by the terms and conditions of the applicable equity award agreements, applicable plan documents, and other equity awards documents.

6.No Other Compensation or Benefits. You acknowledge that providing the severance benefits set forth above fulfills and exceeds all of the Company’s obligations to provide you severance or other benefits for an Involuntary Termination pursuant to the Severance Plan, and that to the extent this Agreement differs from the Severance Plan with respect to the payment of any severance payments or benefits, this Agreement nevertheless supersedes the Company’s severance obligations to you under the Severance Plan. You further acknowledge that upon receipt of such severance benefits as provided herein, the Company’s severance obligations to you under the Severance Plan shall be extinguished. (You further, however, acknowledge and agree that the continuing sections of the Severance Plan are not extinguished and remain in effect with respect to the severance benefits, including those sections entitled “Conditions and Limitations on Benefits,” “Tax Matters,” “Reemployment,” “Clawback; Recovery,” “Right to Interpret Plan; Amendment and Termination,” and “Claims, Inquiries and Appeals.”) You further acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

7.Expense Reimbursements. You agree that, within ten (10) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8.Return of Company Property. Within five (5) calendar days after the Separation Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, password and account information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, your Company-provided laptop, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) calendar days after the Separation Date (or earlier if requested by the Company), you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.

9.Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Exhibit B.

10.Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation, nor from making statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.”

11.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

12.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

13.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14.Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”), the Colorado Anti-discrimination Act, the Colorado Minimum Wage Order, the Colorado Labor Relations Act, the Texas Labor Code, Chapter 21, the Texas Anti-Retaliation Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Equal Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, the California Labor Code (as amended), the California Family Rights Act and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, or applicable law; (ii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iii) any claims that cannot be waived by law; or (iv) any claims for breach of this Agreement. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have a right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

15.ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty- one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner, but you should not sign it before the Separation Date); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to Debra Machado, Vice President of HR at the Company); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

16.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

17.Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

18.Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

19.Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state in which you primarily performed work for the Company without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days from the date you received this Agreement to decide whether to accept this Agreement, and you should not sign it before the Separation Date. The Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.
Sincerely,

By:	/s/ BADRINARAYANAN KOTHANDARAMAN
Name:	Badrinarayanan Kothandaraman
Title	President and Chief Executive Officer
Date:	2/5/2022

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

By:	/s/ ERIC BRANDERIZ
Name:	Eric Branderiz
Date:	2/5/2022